EXHIBIT 5.1

Kirkpatrick & Lockhart Nicholson Graham LLP
Henry W. Oliver Building
535 Smithfield Street
Pittsburgh, PA 15222

January 19, 2005

Arch Western Finance, LLC
One CityPlace Drive, Suite 300
St. Louis Missouri 63141

     Re: Registration Statement on Form S-4

Ladies and Gentlemen:

     We have acted as counsel to Arch Western Finance, LLC, a Delaware limited liability company (the “Company”), Arch Western Bituminous Group, LLC, a Delaware limited liability company (“Arch Western Bituminous”), Arch Western Resources, LLC, a Delaware limited liability company (“Arch Western Resources”), Arch of Wyoming, LLC, a Delaware limited liability company (“Arch of Wyoming”), Mountain Coal Company, L.L.C., a Delaware limited liability company (“Mountain Coal”), Thunder Basin Coal Company, L.L.C., a Delaware limited liability company (“Thunder Basin,”), and Triton Coal Company, LLC, a Delaware limited liability company (“Triton” and together with Arch Western Bituminous, Arch Western Resources, Arch of Wyoming, Mountain Coal and Thunder Basin collectively, the “Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of $250,000,000 aggregate principal amount of its outstanding unregistered 6 3/4% Senior Notes due 2013 (the “Exchange Notes”) and the guarantees of the Exchange Notes by the Guarantors (the “Guarantees”). The Exchange Notes and the Guarantees are proposed to be issued in accordance with the provisions of the Indenture (the “Indenture”), dated as of June 25, 2003, by and among the Company, Arch Western Resources, Arch of Wyoming, Mountain Coal, Thunder Basin and The Bank of New York, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture (the “First Supplemental Indenture”), dated as of October 22, 2004, by and among the Company, the Guarantors and the Trustee.

     In connection with rendering the opinions set forth below, we have examined the Registration Statement, the Prospectus contained therein, the Indenture, the First Supplemental Indenture, the respective Certificates of Formation and Limited Liability Company Agreements of the Company and the Guarantors and resolutions adopted by the Board of Directors of the Company, and we have made such other investigation as we have deemed appropriate. We have examined and relied on certificates of public officials. We have not independently established any of the facts so relied on.

     For the purposes of this opinion letter we have assumed that each document submitted to us is accurate and complete, that each such document that is an original is authentic, that each such document that is a copy conforms to an authentic original, and that all signatures (other than signatures on behalf of the Company or the Guarantors) on each such document are genuine. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on (other than the Company and the Guarantors) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have not verified any of those assumptions.

     We are opining herein as to the effect of the laws of the State of New York and the Delaware Limited Liability Company Act. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any other jurisdiction, or the local laws of any jurisdiction.

     Based on the foregoing, and subject to the foregoing and the additional qualifications and other matters set forth below, it is our opinion that the Exchange Notes and the Guarantees, when (a) the Company’s outstanding unregistered 6 3/4% Senior Notes due 2013 have been exchanged in the manner described in the Registration Statement, (b) the Exchange Notes and the Guarantees have been duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture, as supplemented by the First Supplemental Indenture, and (c) all applicable provisions of “blue sky” laws have been complied with, will constitute valid and binding obligations of the Company and the Guarantors, respectively, enforceable against the Company and the Guarantors, respectively, in accordance with their terms, under the laws of the State of New York which are expressed to govern the same, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium (including, without limitation, all laws relating to fraudulent transfers), other similar laws relating to or affecting enforcement of creditors’ rights generally, general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and limitations of the waiver of rights under usury laws, and will be entitled to the benefits of the Indenture, as supplemented by the First Supplemental Indenture.

     The foregoing opinions are rendered as of the date of this letter. We assume no obligation to update or supplement any of such opinions to reflect any changes of law or fact that may occur.

     We hereby consent to the reference to us in the Registration Statement under the caption “Legal Matters.”

Yours truly,

/s/ Kirkpatrick & Lockhart Nicholson Graham LLP